NEWS RELEASE

Five Below, Inc. Announces Holiday Sales Results for Quarter-To-Date Through January 5, 2019
Net Sales Increased 24.6%; Comparable Sales Increased 4.9%

PHILADELPHIA, PA - (January 14, 2019) - Five Below, Inc. (NASDAQ: FIVE) (“Five Below” or the “Company”) today announced net sales results for the quarter-to-date period from November 4, 2018 through January 5, 2019 ("Holiday Period"). The Company announced that net sales for the Holiday Period increased by 24.6% to $526.1 million from $422.3 million in the comparable nine-week period from November 5, 2017 to January 6, 2018. Comparable sales for the Holiday Period increased by 4.9%.

Joel Anderson, President and CEO of Five Below, stated, "We are very pleased with our holiday sales results. We saw continued strong performance from our new stores and comparable sales came in ahead of our expectations. Results were broad-based across many worlds, including Tech, Candy, Create and Sports, where we successfully capitalized on the toy opportunity through an expanded selection of amazing value toys and games. We believe our offering, combined with increased TV advertising, drove traffic. Given our strong quarter-to-date performance and expectations for the remainder of the fourth quarter, we expect to slightly exceed our sales guidance while delivering bottom line performance at the high end of our earnings guidance range."

The Company’s guidance given on its third quarter earnings call is provided below.

Fourth Quarter Fiscal 2018 Guidance*

•	Net sales of $593 million to $600 million

•	Comparable sales increase of 3% to 4%

•	Diluted income per common share of $1.53 to $1.57 on approximately 56.4 million estimated diluted weighted average shares outstanding

Full Year Fiscal 2018 Guidance*

•	Net sales of $1.550 billion to $1.557 billion

•	Comparable sales increase of 3.3% to 3.7%

•	Diluted income per common share of $2.60 to $2.64 on approximately 56.4 million estimated diluted weighted average shares outstanding

*The fourth quarter and full year of fiscal 2017 included one additional week ("53rd week") versus the same periods in the prior year. Net sales and diluted earnings per share in the 53rd week were $15.7 million and $0.03, respectively.

As previously announced, management is scheduled to participate in a fireside chat today at 10:30 a.m. Eastern Time at the 21st Annual ICR Conference. The event will be webcast live at http://investor.fivebelow.com/. An archived replay will be available two hours after the conclusion of the live event.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We know life is way better when you're free to "let go & have fun" in an amazing experience filled with unlimited possibilities. We make it easy to say YES! to the newest, coolest stuff because everything is just $5 and below across awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has approximately 750 stores in 33 states. For more information, please visit www.fivebelow.com and a store!

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks related to the Company's strategy and expansion plans, risks related to the inability to successfully implement our expansion into online retail, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, risks related to any legal proceedings that we may become subject to, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to the Company's continued retention of its executive officers, senior management and other key personnel, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to cyber security, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to domestic and foreign trade restrictions including duties and tariffs affecting our domestic and foreign suppliers, including, among others, the direct and indirect impact of recent and potential tariffs imposed and proposed by the United States on foreign imports, risks associated with the restrictions imposed by our indebtedness on our current and future operations, the impact of changes in tax legislation and accounting standards and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Investor Contact:
Five Below, Inc.
Christiane Pelz
215-207-2658
Christiane.Pelz@fivebelow.com